EXHIBIT 99.1
News Release

COMMERCIAL METALS COMPANY ANNOUNCES QUARTERLY DIVIDEND OF $0.14 PER SHARE

Irving, Texas - January 6, 2022 - Today, January 6, 2022, the board of directors of Commercial Metals Company (NYSE: CMC) (“CMC”) declared a regular quarterly cash dividend of $0.14 per share of CMC common stock. CMC’s 229th consecutive quarterly dividend will be paid on February 3, 2022, to stockholders of record as of the close of business on January 20, 2022.

About Commercial Metals Company

Commercial Metals Company and its subsidiaries manufacture, recycle and fabricate steel and metal products and provide related materials and services through a network of facilities that includes seven electric arc furnace ("EAF") mini mills, two EAF micro mills, one rerolling mill, steel fabrication and processing plants, construction-related product warehouses and metal recycling facilities in the U.S. and Poland.

Media Contact:
Susan Gerber
214.689.4300